                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___ )

Filed by the Registrant [ X ] Filed by a Party Other than the Registrant [ ] Check the appropriate box:
[ X ]   Preliminary Proxy Statement
[   ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                     VirtualFund.com, Inc.
                     (Name of Registrant as Specified in its Charter)

                     VirtualFund.com, Inc.
                     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ] ...$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] ...$500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[ ] ...Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) .....Title of each class of securities to which transaction applies:


         2)......Aggregate number of securities to which transaction applies:


         3)......Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


         4)......Proposed maximum aggregate value of transaction:


         Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.
         1)......Amount Previously Paid:


         2)......Form, Schedule or Registration Statement No.:


         3)......Filing Party:


         4)......Date Filed:

                              VIRTUALFUND.COM, INC.
                        6462 City West Parkway, Suite 175
                             Eden Prairie, MN 55344

                                                                 March ___, 2001

Dear Shareholder:

         We invite you to attend a Special Meeting of Shareholders of VirtualFund.com, Inc., which will be held on April 19, 2001, at _______ a.m./p.m. (Minneapolis time), at the ________________________,
_____________________, Minneapolis, Minnesota.

         Your Board of Directors is seeking your support to remove Melvin Masters from the Board of Directors, for reasons more fully described in the accompanying proxy materials. We encourage you to read the proxy statement carefully and urge you to vote FOR Proposal 1. Please sign, date and return the enclosed WHITE proxy card promptly in the postage-paid envelope provided.

         We understand that you may receive proxy soliciting materials from Mr. Masters in opposition to your Board's proposals. Your Board of Directors does not believe Mr. Masters has acted in the best interests of the Company and its shareholders. Your Board urges you not to return any proxy card you may receive from Mr. Masters. If you have already executed a proxy card for Mr. Masters, you have every legal right to change your vote. Simply sign and date the attached card, and return it to the envelope provided. Only your latest-dated proxy card counts.

         Attendance at the meeting will be limited to shareholders as of the record date (or authorized representatives) and guests of the Company.

         Your vote is important. We encourage you to vote your shares as soon as possible, regardless of whether you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

          If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated at 1-888-750-5834.

         Sincerely,

         [Signatures of Adams, Cavanaugh, Duoos, Fisher, Wikner]

                              VIRTUALFUND.COM, INC.
                        6462 City West Parkway, Suite 175
                             Eden Prairie, MN 55344

                                   ----------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                   ----------

         A Special Meeting of Shareholders of VirtualFund.com, Inc. will be held on April 19, 2001, at _______ a.m./p.m. (Minneapolis time), at the ________________________, _____________________, Minneapolis, Minnesota, for the
following purposes:

1. To remove Melvin L. Masters from the Board of Directors of VirtualFund.com, Inc. (the "Company").

2. To consider and act upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, including a proposal to adjourn or postpone the Special Meeting.

Please read the accompanying proxy statement, which more fully describes the above matter.

Only shareholders of record at the close of business on February 20, 2001 are entitled to receive notice of and to vote at the Meeting or any adjournment thereof.


                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 --------------------------------------------
                                 Joseph Beckman
                                 Secretary


March ___, 2001

                              VIRTUALFUND.COM, INC.
                        6462 City West Parkway, Suite 175
                             Eden Prairie, MN 55344


                         Special Meeting of Shareholders
                                 April 19, 2001

                                   ----------

                                 PROXY STATEMENT


         This Proxy Statement is furnished to the shareholders of VirtualFund.com, Inc. (the "Company") in connection with the Board of Directors' solicitation of proxies to be voted at the Special Meeting of Shareholders to be held on April 19, 2001, at the ________________________, __________, Minnesota
55343, or any adjournment thereof (the "Special Meeting"). This Proxy Statement is first being mailed to shareholders on or about ______, 2001.

         At the Special Meeting action is to be taken on the following item proposed by the Board of Directors:

         (1) To remove Melvin L. Masters from the Board of Directors.

         (2) To consider and act upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, including a proposal to adjourn or postpone the Special Meeting.

         The Board of Directors is soliciting the enclosed proxy and recommends a vote FOR Proposal 1.

         Only shareholders of record at the close of business on February 20, 2001 are entitled to notice of and to vote at the Special Meeting. As of such date, the Company had __________ outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote on each of the matters brought before the Special Meeting. Under the Company's Bylaws, the holders of a majority of the shares entitled to vote thereat must be present in person or by proxy to constitute a quorum for the transaction of business.

         Section 3.10 of the Company's Bylaws provides that any or all of the directors may be removed from office at any time, with or without cause, "by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors." Thus approval of Proposal 1 requires the affirmative vote of a majority of the Company's outstanding shares of Common Stock.

         Any proxy may be revoked by the shareholder at any time prior to the voting thereof by:

               i)   submitting a later-dated proxy card;
               ii) so notifying VirtualFund in writing at the above address, attention: Secretary, or
               iii) by appearing in person at the Special Meeting.

Proxies will be voted in accordance with the choice specified by shareholders. If no specification is made, proxies will be voted FOR Proposal 1. Abstentions (including broker non-votes) are included in the calculation of shares deemed present at the meeting for purposes of determining a quorum, but shall not be deemed to have been voted in favor of any proposal. Abstentions and broker non-votes, therefore, will have the same effect as votes against Proposal 1.

         The mailing address of the principal executive office of the Company is 6462 City West Parkway, Suite 175, Eden Prairie, MN 55344. The Company expects that this Proxy Statement and the related proxy will first be mailed to shareholders on or about March __, 2001.


                           BACKGROUND TO THE PROPOSAL

         In June 2000, the Company sold its laser printing business to MacDermid Graphic Arts ("MacDermid"), a wholly owned subsidiary of MacDermid Incorporated. Following the sale, Melvin Masters ("Masters"), who was at that time the Company's CEO, told the Board that his intent was to use the proceeds from that sale to build a business-to-business exchange ("B2Bxchange") capability for small and medium-sized companies. Masters assured the Board that the cash from the MacDermid sale would be sufficient to fund this new direction for three years, and perhaps longer if the Company successfully managed its use of cash and generated revenues from the B2Bxchange. He told the Board he believed such revenues would begin during late 2000 or early in 2001.

         In early November, the Board was informed that the Company was consuming funds rapidly, that there were operational inconsistencies, and that several corporate officers had questions about the viability of the Company's business strategy. On Monday, November 13, the Company's Directors (including Masters) met and discussed various matters, including:

         o The Company's cash position. Masters advised the Board that the Company's cash would be sufficient for nine months at the current rate of cash outflow. Subsequently, the Board learned of weekly internal reports given to Masters and other Company Officers that showed the Company's cash might be consumed within three to four months.

         o The stock buy-back. Masters agreed that the Company's stock buy-back program, which had been approved on certain conditions by the Board in response to a request by Masters at the close of a June 27, 2000 Board Meeting, should be restricted in view of the Company's cash position.

         o The Manugistics agreement. Masters described a proposed software licensing agreement with a company called Manugistics. This proposed agreement required a $7 million commitment by the Company, of which $2.5 million would be paid up front. This investment represented roughly 1/3 of the Company's remaining cash as of November 13, 2000. It also would have resulted in a significant change in the strategy of VirtualFund's business.

         o The engagement of a third party consultant. The Board was seriously concerned with the viability of the possible new strategy, the size of the commitment related to the proposed deal with Manugistics, and whether the Company had sufficient cash to fund this possible strategy. All directors present, including Masters, agreed that the Company should hire an independent consultant to evaluate the proposed Manugistics contract and its implications for the Company before it proceeded with the transaction.

         On Wednesday, November 15, three outside directors, constituting a majority of the Board of Directors and acting as the Board of Directors, delivered a letter to Masters. The letter directed Masters to immediately suspend the stock repurchase program, and not to enter into any material contracts until the consultant had reviewed VirtualFund's business direction and the proposed Manugistics agreement.

         Late on Friday evening, November 17, Masters signed a purported contract between the Company and Manugistics, an act directly contrary to the Board's Wednesday instructions. Masters did not disclose the fact that he signed this contract to any of the outside directors in any communication he had with them between November 17 and November 22.

         Between Wednesday, November 15 and Monday November 20, the three outside directors were arranging for the third party consultant to come in and review the business plan and the proposed Manugistics alliance. On Monday, November 20, Matrix Associates, a respected business consulting firm, formally agreed to evaluate the proposed Manugistics agreement and the Company's business direction.

         On or about Tuesday, November 21, the Board learned from a corporate officer that Masters - without authorization and in defiance of the explicit instructions of the majority of the board of directors - had apparently signed the Manugistics agreement. They later learned that, on Tuesday morning, Masters had initiated a wire transfer to Manugistics of $2.5 million. Subsequently, the Board suspended Masters with pay, and later, after further investigation, terminated his employment with the Company for cause.

         Litigation between Masters, the Company and the three outside directors ensued. See "Legal Proceedings." The Board of Directors believes it is in the best interests of the Company's shareholders that Masters be removed from the Board of Directors.

               PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS


         Based upon their most recent filings with the SEC, the following table provides information as of February 20, 2001 concerning the beneficial ownership of the Company's Common Stock by (i) the person who served as the Company's Chief Executive Officer at the end of the Company's last fiscal year (June 30, 2000), (ii) the Company's four most highly compensated executive officers (besides the Chief Executive Officer) at the end of its last fiscal year, (iii) the person who serves as Acting Chief Executive Officer as of February 20, 2001, and (iv) the persons known by the Company to own more than 5% of the Company's outstanding Common Stock, and by all of such directors and executive officers (including the named individuals) as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them. Unless a different address is indicated, any person named in the table can be reached at the Company's principal place of business at 6462 City West Parkway, Suite 175, Eden Prairie, MN 55344.

         The percentages included in the following table are calculated on the basis of [_____________] shares of Common Stock of the Company issued and outstanding as of February 20, 2001. In addition, for each person or group, any securities that the person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, have been added to the total amount of outstanding shares of the Company.

Name or                                        Number of Shares         Percent of Common
Identity of Group                             Beneficially Owned        Stock Outstanding
-----------------                             ------------------        -----------------
Melvin L. Masters (1)                             3,419,607                     [_]
3213 South Duluth Avenue

Sioux Falls, SD 57105
Sihl-Zurich Paper Mill on Sihl, AG (2)            2,742,858                     [_]
Giesshubel Strasse 15
CH 8046 Zurich, Switzerland

Stephen Fisher (3)                                  503,758                     [_]

Robert J. Wenzel (4)                                404,300                     [_]

Timothy N. Thurn (5)(6)                              78,999                      *

Danny J. Vatland (7) (8)                            146,500                      *

Roger Wikner (9)                                     50,000                      *

Timothy R. Duoos (10)                                27,000                      *



Edward S. Adams (11)                                 25,000                      *

John Cavanaugh                                            0                      0

Douglass E. Coy                                           0                      0

Officers and directors
as a group (7 persons)                          [4,025,365]                     [_]

----------
*    Less than 1%
(1) Includes (a) warrants owned by Masters directly to purchase 1,000,000 shares; (b) 720,368 shares and warrants to purchase 1,392,239 shares owned by TimeMasters, Inc., a corporation owned by Masters; (c) 70,000 shares and warrants to purchase 200,000 shares owned by Masters' spouse; (d) 20,000 shares owned by Masters' children, and (e) 88,000 shares and warrants to purchase 500,000 shares owned by Masters Trust I, a trust for the benefit of Masters' children. Masters disclaims beneficial ownership of the shares owned by his spouse, his children and Masters Trust I. The Company disputes the legitimacy of a November 2000 "grant" of 1,000,000 warrants to Masters.
(2)  Includes warrants to purchase 1,371,429 shares.
(3)  Includes options to purchase 15,000 shares.
(4) Includes (a) options to purchase 92,500 shares; (b) warrants to purchase 300,000 shares of stock; and (c) 11,800 shares held by Mr. Wenzel as trustee for four education trusts. The Company may dispute the legitimacy of a November 2000 "grant" of 300,000 warrants.
(5)  Address: 3223 Flag Court, New Hope, Minnesota 55427.
(6)  Includes options to purchase 25,000 shares.
(7)  Address: 7290 Kurvers Point Road, Chanhassen, Minnesota 55317.
(8)  Includes options to purchase 146,500 shares.
(9)  Includes options to purchase 50,000 shares.
(10) Includes options to purchase 25,000 shares.
(11) Includes options to purchase 25,000 shares.


                                LEGAL PROCEEDINGS

         On December 1, 2000, Masters, purporting to act both individually and derivatively on behalf of the Company, filed an action in Minnesota state court against the Company and its directors Edward S. Adams, Timothy R. Duoos and Roger Wikner. Masters' complaint alleged breach of fiduciary duty, corporate waste and violations of the Minnesota Business Corporation Act and requested certain injunctive relief. On December 5, 2000, the Court denied Masters' motion for a temporary restraining order. The Company thereafter asserted counterclaims against Masters seeking to recover damages arising from breach of fiduciary duty, wrongful use of corporate assets and failure to repay personal loans Masters had received from the Company. At a second hearing held on January 5, 2001, the Court denied Masters' renewed motion for a temporary injunction. After the Company and the director defendants filed motions to dismiss

Masters' complaint, Masters stipulated to the dismissal of his claims, which were dismissed by the Court on February 12, 2001. The Company's counterclaims against Masters remain pending.

         On December 22, 2000, Susan Weill, Douglas and Mary Nelson, George Madill, Christopher L. Riedel and Michael S. Wiskus filed an action in Minnesota state court against the Company and its directors Melvin L. Masters, Edward S. Adams, Timothy R. Duoos and Roger Wikner. Plaintiffs' claims are substantially the same as the claims advanced by Masters in December 2000 (see above). On January 5, 2001, the Court denied plaintiffs' motion for a temporary restraining order. On January 10, 2001, plaintiff Michael S. Wiskus dismissed his claims. The Company and defendants Adams, Duoos and Wikner have filed motions to dismiss the remainder of the Complaint, which are scheduled to be heard by the Court on February 28, 2001.

         On December 18, 2000, the Company filed an action in Montana state court against Melvin Masters, and two other entities affiliated with Melvin Masters. The Company asserts that Masters and/or his affiliates improperly deprived the Company of a security interest in Montana properties owned by Masters or his affiliates. The complaint seeks a declaration that the Company has a security interest in 3 parcels of real property owned by Masters or his affiliates. In addition to filing the complaint, the Company has filed the necessary documents to restrict the Defendants' ability to convey any of the affected parcels of real property while the law suit is pending. Based on the results of an ongoing investigation, the Company may amend the Complaint to provide detailed allegations of fraudulent conduct on the part of the Defendants in their dealings with the Company.

         In January 2001, the Company and a wholly owned subsidiary commenced an action in Hennepin County District Court against Masters and Grandchildren's Realty Alternative Management Program I Limited Partnership ("GRAMPI"), a Minnesota limited partnership controlled by Masters. The action seeks, among other things, to void the subsidiary's lease of space in a business complex owned by GRAMPI, on the grounds that the lease was unfair, unreasonable, and unduly benefited Masters, in violation of Masters' fiduciary duties to the Company and its subsidiary. The action also seeks the return of the profits realized by Masters as a result of his self-dealing regarding the purchase of the business complex, the lease, and other real estate transactions with the Company and its subsidiaries. Masters and GRAMPI have not yet answered the Company's complaint, the court has not yet issued a scheduling order, and no trial date has been set.

                             EXECUTIVE COMPENSATION

         The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by our former Chief Executive Officer and our other four most highly compensated executive officers whose salary and bonus earned in the fiscal year ended June 30, 2000 exceeded $100,000. For information on the agreements with the persons currently serving as our executive officers, see "Employment Agreements" below.

                                                               Long Term Compensation
                                                               ----------------------
                                                                       Awards        All Other
   Name and Principal     Fiscal Year      Annual Compensation      -------------   Compensation
        Position          -----------  ---------------------------     Options          ($)
-------------------------               Salary ($)      Bonus ($)    -----------    ------------
                                       ----------       ---------
Melvin L. Masters             2000     $ 278,125(1)          --       1,000,000     $  10,434(2)
CEO and                       1999       175,000             --            --           9,494
Chairman of the Board         1998       175,000             --            --           8,904
(until December 19, 2000)

Robert J. Wenzel              2000     $ 209,375(1)     $  10,000       300,000          --
Chief Operating Officer       1999       175,000             --            --            --
                              1998       175,000             --            --            --

Danny J. Vatland              2000     $ 175,000             --            --            --
Chief Technical Officer       1999       175,000             --            --            --
(until March 2001)            1998       175,000             --            --            --

Stephen Fisher                2000     $ 155,769        $ 248,250          --            --
Senior Strategist             1999       150,000          155,750       240,000          --
RSPNetwork, Inc.              1998             #             --            --            --

Timothy N. Thurn                       $ 100,000             --            --            --
Chief Financial Officer                  100,000             --         120,000          --
(until March 2001)                       100,000             --            --            --


----------
# Became executive officer during fiscal 1999. Fiscal 1999 figures include compensation earned at K&R Technical Services, Inc. prior to its acquisition by RSPNetwork, Inc.
(1) Figure reflects a salary increase to an annual rate of $400,000 for Mr. Masters and $250,000 for Mr. Wenzel effective 1/1/00
(2)      Premiums for life insurance where the Company is not the beneficiary.

         Since January 15, 2001, Douglass E. Coy is the Acting Chief Executive Officer of the Company. His salary is based on the Consulting Agreement with the Company; see below "Certain Relationships and Related Transactions."

Stock Options

         The Company maintains two Stock Option Plans pursuant to which executive officers, other employees and certain non-employees providing services to the Company may receive options to purchase the Company's common stock. These plans are the 1990 Restated Stock Option Plan (as amended May 19, 1991) and the 1996 Stock Incentive Plan. Options can no longer be granted under the 1990 Restated Stock Option Plan.

         The following table summarizes grants of stock options and warrants during fiscal 2000 to any of the executive officers named in the Summary Compensation Table:

Options/SAR Grants in last fiscal year:

                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                                  Annual Rates of
                                                                                              Stock Price Appreciation
                                    Individual Grants                                             for Option Term
-----------------------------------------------------------------------------------------     -------------------------
                                            % of Total
                                              Options/
                            Options/         Warrants/
                            Warrants/       SARs Granted       Exercise or
                              SARs          to Employees       Base Price      Expiration
Name                       Granted (#)     in Fiscal Year       ($/Share)         Date          5% ($)         10% ($)
----                       -----------     --------------      -----------     ----------     ----------     ----------
Melvin L. Masters           1,000,000            30.4%            $2.00         11/2010       $1,257,800     $3,187,400
Robert J. Wenzel              300,000             9.1%            $2.00         11/2010         $377,340       $956,220

         The following table summarizes exercises of stock options during fiscal 2000 by the Executive Officers named in the Summary Compensation Table.

Aggregate Option/SAR Exercises in 2000 Fiscal Year and FY-End Option/SAR Values:

                                                                Number of Unexercised
                                                                Options/warrants/SARs            Value of unexercised
                              Shares                                 at FY-end                      in-the-money
                            acquired on     Value Realized          Exercisable           options/warrants/SARs at FY-end
Name                        exercise (#)         ($)               /Unexercisable           Exercisable/Unexercisable (1)
----                        ------------    --------------      ---------------------     -------------------------------
Melvin L. Masters               -0-              -0-               1,000,000 /-0-                   $406,000 /-0-
Robert J. Wenzel                -0-              -0-              392,500 / 172,500                 $142,230 /390
Danny J. Vatland                -0-              -0-              146,500 / 177,500                  $13,104 /-0-
Stephen Fisher                  -0-              -0-              15,000 / 225,000                $12,240 /$183,600
Timothy N. Thurn                -0-              -0-              25,000 / 145,000                   -0-/$101,220

(1) Represents the difference between the closing price of the Company's common stock on June 30, 2000 and the exercise price of the options.

Long-Term Incentive Plan Awards:

         Other than the Stock Option Plans reported on above, the Company does not maintain any long-term incentive plans.

Director Compensation

         In fiscal year 2000, all directors were reimbursed for their expenses incurred in attending meetings. Roger Wikner, Edward S. Adams and Timothy Duoos were each paid fees in the amount of $36,000. The Company also granted Messrs. Adams, Duoos and Wikner 100,000 stock options each, vesting over an eight-year period for consulting services. The Company believes that the consulting arrangements with Messrs. Adams, Duoos and Wikner reflect the appropriate market value of the services each performs and are comparable to that which would be available from other similar consultants who are not affiliated. Directors who are also employees of the Company receive no additional compensation for their service as directors.

Employment Agreements

         The employment arrangements between the Company and its former executive officers, Messrs. Masters, Wenzel, Vatland, and Thurn, are in dispute; the arrangements are subject to a continuing review. Each of those purported agreements was entered into by Masters, on behalf of the Company.

         Messrs. Masters, Wenzel, Vatland and Thurn claim to have employment agreements that renew automatically on an annual basis unless terminated by either party by written notice prior to the renewal date. Mr. Wenzel claims to be entitled to continuation payments equal to 36 months pay for Mr. Wenzel upon termination of employment in certain circumstances, including change of control. Messrs. Vatland and Thurn claim to be entitled to 12 months pay upon termination of their employment in certain circumstances, including change of control.

         The Company has an employment agreement with Mr. Fisher. This agreement expires on December 1, 2003, and provides for up to 36 months of continuation payments upon termination of employment in certain circumstances.

         As of June 30, 2000, minimum salary levels were set at $400,000 for Masters; $250,000 for Mr. Wenzel; $175,000 for Mr. Vatland; $150,000 for Mr. Fisher; and $100,000 for Mr. Thurn. Mr. Fisher is eligible for a bonus payment of $267,000 if the RSPNetwork (Iowa) subsidiary meets certain performance goals during Fiscal 2001.

         As of January 15, 2001, the Company entered into a consulting agreement with Coy & Associates Inc. ("Consultant"). Under the agreement, Douglass E. Coy as principal of the Consultant assumed the position and responsibilities of Acting CEO, reporting directly to the Board of Directors. Upon execution of the agreement, the Company paid a deposit in the amount of $30,000, including a minimum fee in the amount of $5,000. Consultant's hourly charges for services of Douglass Coy are $195, charges for other employees of consultant range from $175 for a Senior Consultant to $50 for an Executive Assistant. Consultant's hourly charges are credited against the minimum fee. The Company can terminate the consulting agreement at any time without prior notice. Consultant may terminate the agreement with the consent of the Company, or for good cause, i.e. breach of the agreement by the Company, refusal to cooperate with Consultant or to follow Consultant's advice, or any fact or circumstance that would render the continuing representation of the Company by Consultant unethical.

Compensation Committee Interlocks and Insider Participation

         As the former Chief Executive Officer of the Company, Masters was a member of the Compensation Committee until December 19, 2000. His compensation was set by the Board of Directors as a whole with Masters abstaining.

Certain Relationships and Related Transactions

         The Company has been reviewing the scope and nature of a large number of transactions between the Company and entities owned or controlled by Masters. This review is ongoing. At present, the Company believes the summary below provides an overview of all known material related party transactions.

         Each of the transactions listed under (1) to (7) was approved by a disinterested majority of our Board of Directors, by shareholders, or by both. The Company stated in its previous SEC filings that it believed that each such transaction was made on terms at least as favorable to the Company as could have been obtained from an unaffiliated entity. Given developments and knowledge gained by the Board of Directors since November 2000, the Company is currently reviewing these transactions to determine whether all relevant information regarding Masters' dealings with the Company was disclosed to the Board of Directors and/or the Shareholders at the time of such "approvals."

(1) Pursuant to a lease dated December 31, 1995 and until January 10, 2001, the Company leased and occupied space in Shady View I & II, office and commercial facilities located in Eden Prairie, MN, from GRAMPI. The general partner of GRAMPI is TimeMasters, Inc. ("TMI"), a Minnesota corporation that is wholly owned by Masters. One of the limited partners of GRAMPI is the Masters Trust I, of which Ralph Rolen, a former director of the Company, was Trustee at the time of the lease "negotiations," and of which the minor children of Masters are the beneficiaries. Other limited partners include Masters' second wife, Masters and his third wife (as joint tenants), as well as Masters' brother and his brother's spouse and children. In 1995, the Company retained the services of an outside law firm as well as an independent commercial real estate brokerage firm in negotiating the lease. However, the current Board has subsequently learned of potential problems with that transaction, and the entire transaction is under review.

         The Company leased 178,774 square feet of space under the GRAMPI lease which had an initial term of fifteen years (expiring December 31, 2010). The Company had no renewal option under the lease. The base rate escalated periodically over the term of the lease. The lease also obligated the Company to pay various annual expenses. These expenses, including real estate taxes and common area maintenance costs, were $1,844,000 in fiscal 2000. The Company is currently investigating whether GRAMPI overcharged the Company for these expenses.

         On January 10, 2001, the Company filed a complaint in Hennepin County District Court against Masters and GRAMPI, seeking to void the lease on the grounds that the lease was unfair, unreasonable, and unduly benefited Masters, in violation of Masters' fiduciary duties to the Company. On February 6, 2001, the Company vacated the premises. See "Legal Proceedings."

(2) Purportedly on the basis of a Use Indemnification Agreement and certain related Board of Directors' action, the Company has, in the past, sponsored business and business-related occasions at "the Clubhouse," a guest house located on Lake Bryant, Eden Prairie, MN. The Clubhouse is owned by Melvin L. Masters and/or Masters Trust I (a trust for Masters' children) and/or Masters' spouse and/or TimeMasters, Inc and/or GRAMPI.

(3) The Company regularly used an airplane owned by Global Mountain Air, a Company owned or controlled by Masters. The Company indemnified Global Mountain Air against loss or damage beyond available insurance, reimbursed out-of-pocket expenses, and paid a usage charge based on what Masters claimed were market rates or below. The Company also paid JW Aviation, a company that may or may not be related to Mr. Masters, for pilot services at a daily rate of $376 for flight days, and a daily rate of $330 for non flight days during Fiscal 2000.

(4) In June 1998, the Company loaned $250,000 to GRAMPI. The note was personally guaranteed by Masters, was secured by certain shares of the Company's common stock owned by GRAMPI, and bore interest at the Prime Rate plus 2.0%. In September 1999, the principal balance of the note, which was originally due February 25, 1999, was combined with additional borrowing during fiscal 1999 by Masters into a new $500,000 non interest bearing note from Masters that was due September 1, 2000. During fiscal 1999, Masters and TMI borrowed an additional $375,472. This additional borrowing was combined in September 1999 with $97,505 that was owed to the Company by TMI at June 30, 1998 into a second note from Masters of $472,977 that was payable September 1, 2000 and bore interest at 9.75%. In August 1999 Masters borrowed an additional $200,000 pursuant to a note that was payable September 1, 2000 and bore interest at 9.75%.

         The Company stated in prior SEC filings that all three notes are secured by a Deed of Trust encumbering certain real property located in the state of Montana that is owned by GRAMPI. The Company has since learned that the Deed of Trust provided by Masters to secure these loans was defective, and it has filed suit in Park County, Montana, to impose a constructive trust on this land. The Land was not owned by GRAMPI, but rather by another entity controlled by Masters. See "Legal Proceedings." Total principal and accrued interest due from Masters on June 30, 2000 was $1,405,285. These notes remain outstanding.

         In October 2000, the Board of Directors (with Masters abstaining) approved a loan to GRAMPI for $430,000 to be paid back during calendar 2001, or as approved by the Board of Directors. This loan bears interest at the rate imputed by the U.S. Internal Revenue Service for loans between related parties and is guaranteed by Masters personally.

(5) Prior to the Company's acquisition of K&R Technical Services ("K&R"), K&R had loaned $281,217 at 9% interest per year to TEAM Property Management, a company that is controlled by Stephen Fisher and two other VirtualFund.com shareholders who were previously principals in TEAM Technologies. This note was among the assets the Company acquired when it acquired K&R. The note was due September 1, 2000. As of February 20, 2001, the outstanding balance on this was $109,994.

(6) The Company leases space that it currently occupies in Cedar Falls, Iowa from TEAM Property Management Company. The amount of this lease is $16,854 per month. The total paid during the fiscal year ended June 30, 2000 was $201,000.

(7) The Company assumed a note receivable of $114,849 from Stephen Fisher when the Company purchased K&R Technical Services, Inc. The note was due June 18, 2001 and accrued interest at 9% per year. It was paid in July 2000.

(8) Masters' second wife, Nancy Sawyer, was an employee of the Company. Under the divorce decree between Sawyer and Masters, Masters does not have to pay any alimony to her as long as she is employed with the Company. Subsequent to the separation of Sawyer and Masters, but before the divorce was final, Sawyer's base salary was increased by Masters from $58,000 to $100,000. At the time of this salary increase, Sawyer was the Secretary and Assistant Treasurer, a position from which she subsequently resigned.

(9) Mr. Masters' current spouse, Jessicca Lee Tran-Masters, was paid for "consulting services" through a company that she owns called NetForm, Inc. Payments began in May 1999, at a monthly rate of $5,000. Current management has looked for, but has been unable to locate, a contract specifying the work to be performed or the length of service. Current management also has looked for, but not found, any tangible evidence of any work product produced by NetForm, Inc. and/or Ms. Tran-Masters in this "consulting" role.

                                  SECTION 16(a)
                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2000, all Section 16(a) filing requirements applicable to its insiders were complied with except for delinquent Form 3 filings by Messrs. Coy, Cavanaugh and Wenzel.


                                PERFORMANCE GRAPH

                6/30/95  12/29/95  6/30/96   12/31/96  6/30/97  12/31/97  6/30/98   12/31/98  6/30/99  12/31/99  6/30/00
                -------  --------  -------   --------  -------  --------  -------   --------  -------  --------  -------
Nasdaq US        $100      $113      $128      $140     $156      $171      $206      $241     $296      $448     $437
Index
Nasdaq           $100      $123      $142      $164     $179      $199      $290      $431     $540      $914     $994
Computer Index
VFND Stock       $100      $107      $87       $107      $38      $86       $87       $39       $10      $92       $46
Price

                              SHAREHOLDER PROPOSALS

         Under Minnesota law, the business conducted at a special meeting of shareholders is limited to the purposes stated in the notice of the meeting. No other business may be conducted at the Special Meeting, other than as stated in the Notice of Meeting that accompanies this Proxy Statement.

         The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for Shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's next annual meeting of shareholders (for the fiscal year ending June 30, 2000) is expected to be held on or about June 27, 2001 and proxy materials in connection with that meeting are expected to be mailed on or about May 26, 2001. Any shareholder proposals prepared in accordance with the proxy rules for inclusion in the Company's proxy materials for that meeting had to be received by the Company on or before January 25, 2001. Shareholder proposals received after January 25, 2001 will be considered untimely and the persons named as proxies solicited for the Company's 2001 Annual Meeting may exercise discretionary voting power with respect to such proposals.


                        COST AND METHODS OF SOLICITATION

         The cost of soliciting management's proxy will be borne by VirtualFund. As of January 11, 2001, the Company entered into an agreement with Innisfree M&A Incorporated ("Innisfree") to retain Innisfree's services to solicit proxies for this special meeting. Innisfree will receive for its services a fee in the amount of $50,000, plus reimbursement for out-of-pocket expenses. The Company estimates the total cost for the proxy solicitation to be $75,000.

         In addition to any solicitation made by Innisfree, directors, officers and employees of VirtualFund may solicit proxies personally, by telegraph, by facsimile transmission or by telephone without additional compensation. The Company will reimburse such directors, officers and employees for their reasonable out-of-pocket expenses related to such solicitation.

         To the Company's knowledge, except as set forth in this Proxy Statement, no participant in the Company's solicitation has any arrangement or understanding with any person (A) with respect to any future employment by the Company or its affiliates, or (B) with respect to any future transaction to which the Company or any of its affiliates will or may be a party.

                              VIRTUALFUND.COM, INC.
                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                            To Be Held April 19, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY


         The undersigned hereby appoints _______________ and _______________, and each of them, with full power of substitution, as Proxies to represent and vote all shares of Common Stock of VirtualFund.com, Inc. registered in the name of the undersigned at the Special Meeting of Shareholders of the Company to be held at the _____________________, ______________________ , Minneapolis,
Minnesota, at _______ a.m./p.m. (Minneapolis time) on April 19, 2001, and at any adjournment or postponement thereof, voting as specified below upon the matters set forth in the Company's Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Special Meeting including whether to adjourn or postpone the Special Meeting. The undersigned hereby revokes all proxies previously given with respect to the Special Meeting.

         The Board of Directors recommends that you vote FOR Proposal 1.

         PROPOSAL 1: Removal of Melvin L. Masters from the Board of Directors.

                     [_] FOR     [_] AGAINST     [_] ABSTAIN


                                    Date:                                 , 2001
                                         --------------------------------


                                    --------------------------------------------
                                    (Signature)


                                    --------------------------------------------
                                    (Signature)


                                    --------------------------------------------
                                    (Title(s))

                                    PLEASE DATE AND SIGN ABOVE exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or legal guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. For stock held in joint tenancy, each joint owner should sign.

                                    --------------------------------------------
                                    (Please print name)